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                                                                  EXHIBIT 10.34
                        LICENSE AGREEMENT

     This License Agreement (hereinafter referred to as "Agreement") is effective as of February 14, 1997, by and between CS SPORTSWEAR INC., a California corporation with offices at 1429 E. 15th Street, Los Angeles, California 90021, (hereinafter referred to as "CS") and YES Clothing Co., a California corporation located at 1380 West Washington Boulevard, Los Angeles, CA 90007 (hereinafter referred to as "LICENSEE").

     WHEREAS, LICENSEE desires to secure the right and license to use said trademarks and intellectual property rights in connection with the design, manufacture, advertisement, promotion, distribution and sale of certain Licensed Products as defined hereinafter;

     WHEREAS, CS is willing to grant LICENSEE such license, upon the terms and conditions set forth below.

     NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereto agree as follows:


1.   DEFINITIONS

     The following terms shall have the meanings set forth below:

     a. "Marks" shall mean the trademarks set forth in Schedule A attached hereto and incorporated herein by this reference.

     b. "Territory" shall mean solely the geographic area specifically set forth and described in Schedule B, attached hereto and incorporated herein by this reference.

     c. "Licensed Products" shall mean solely the products specified in Schedule C, attached hereto and incorporated herein by this reference.

     d. "Net Sales" shall mean the total of gross dollar amounts invoiced or charged to others by LICENSEE for all Licensed Products sold, distributed, or transferred under the Licensed Rights, reduced by the amount of any bona fide trade quantity discounts and actual returns plus any co-op or advertising discounts given to customers.

     e. "Contract Period" shall mean the period beginning on the Effective Date, as specified in Schedule D, attached hereto and incorporated herein by this reference.

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2.   RIGHTS GRANTED

     a. CS hereby grants to LICENSEE, and LICENSEE accepts, upon the terms and conditions set forth herein, a limited exclusive, non-transferable right and license to use the Licensed Rights solely on or in connection with the design, manufacture, advertisement, promotion, distribution and sale of Licensed Products solely within the Territory.

     b. The parties acknowledge and agree that this Agreement is an intellectual property rights license agreement and does not constitute, and shall not be construed as, a franchise agreement. The parties further acknowledge and agree that State and Federal franchise laws do not and will not apply to this Agreement or to the relationship between LICENSEE and CS and the respective rights and obligations hereunder since the parties agree that, due to their respective business backgrounds and prior licensing experience, they do not need the protection of State or Federal franchise laws.


3.   DURATION

     (a) This Agreement shall commence on the effective date set forth above and in Schedule D attached hereto and incorporated herein by this reference.

     (b) This agreement shall be automatically renewed on the anniversary date unless either party give sixty days prior written notice to terminate this agreement.

     (c) Either party may terminate this agreement during the initial contract period by giving sixty days prior written notice to terminate.


4.   ROYALTIES

     a. LICENSEE agrees to pay to CS during the term of this Agreement, a "Combined Payment" as set forth on Schedule E equal to the sum of:
         (i)       royalties; and
         (ii)      design, sales & production management fee

     b. The Combined Payment shall be computed by applying the sum of the percentage rates set forth in Exhibit E ("Combined Rate") to the Net Sales.

     c. Licensee agrees to pay to CS a minimum royalty of $30,000 per month during the initial contract period

     d. Licencee agrees to pay to CS an amount equal to fifty percent of the net profit generated by the sale of the licensed product.

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5.   BOOKS AND RECORDS

     a. LICENSEE shall keep complete and accurate records of all Licensed Products manufactured, distributed and sold under the Licensed Rights and of LICENSEE's activities and of all transactions relating to LICENSEE's activities under this Agreement, and shall make the same readily available to CS, and its agents or representatives, at such reasonable times as CS may from time to time request for inspection, copying and extracting.

     b. Such books of account and records shall be kept in accordance with generally accepted accounting principles, consistently applied, and shall be retained by LICENSEE and kept available for at least three (3) years after the termination of each period of this Agreement for possible inspection, copying, extracting and/or audit by CS. All financial information obtained by CS regarding LICENSEE shall be kept confidential except in the event that such information is necessary to resolve a bona fide dispute between the parties.


6.   INDEPENDENT CONTRACTOR

     The parties hereby agree that LICENSEE is and shall be an independent contractor and that no agency, joint venture or partnership is created by this Agreement. The legal relationship of any person or entity performing services for LICENSEE shall be one solely between said parties. LICENSEE shall incur no obligation in the name of CS without the prior written consent of CS.


7.   INDEMNIFICATION

     a. LICENSEE will indemnify, defend and hold CS and its directors, officers, agents and employees harmless from any and all liabilities, claims, obligations, suits, judgments and expenses whatsoever, including court costs and attorneys' fees, which CS may incur or which may be asserted against CS, and which arise or occur with respect to the operation of LICENSEE's business as it relates to this Agreement.

     b. CS will indemnify, defend and hold LICENSEE and its directors, officers, agents and employees harmless from any and all liabilities, claims, obligations, suits judgments and expenses whatsoever, including court costs and attorneys' fees, which LICENSEE may incur or which may be asserted against LICENSEE which arise or occur with respect to CS own acts or omissions.


8.   NOTICE

     All notices, approvals, consents, requests, demands or other communication to be given to either party shall be in writing, by certified mail, return receipt requested, or by other means where receipt is acknowledged, and shall be effective on the date of receipt thereof. If undeliverable, or if receipt is not acknowledged, such communication shall be effective on the

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date mailed or sent.  Such communication shall be addressed to LICENSEE and
CS at their respective addresses set forth in the preamble above, or at any other address that each party shall provide to the other in writing.

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9.   GOVERNING LAW AND RESOLUTION OF DISPUTES

     a. This Agreement shall be construed in accordance with the laws of the State of California, and the parties agree that it is executed and delivered in the State of California. In the event any legal action becomes necessary to enforce or interpret the terms of this Agreement, the parties agree that such action will be brought in the Los Angeles or Orange County Superior Court or in the U.S. District Court for the Central District of California, and the parties hereby submit to the jurisdiction of said courts.

     b. In any dispute between the parties, the prevailing party shall be entitled to recover its reasonable costs and fees, including attorneys' fees, from the non-prevailing party.


10.  BINDING EFFECT

     This Agreement shall be binding on the parties, their affiliated companies, successors and assigns (if any), and they each warrant that the undersigned are authorized to execute this Agreement on behalf of their respective parties. This Agreement is also binding upon the officers, directors, agents, employees and shareholders of the parties, and any other person acting in concert with them.


11.  MANUFACTURE OF LICENSED PRODUCTS BY OTHERS

     LICENSEE represents that any third party manufacturers, sub-contractors, etc., shall operate their facilities in a manner that complies with all State and Federal labor and business codes.


12.  GENERAL PROVISIONS

     a. No waiver or modification of any of the terms or provisions of this Agreement shall be valid unless contained in a single written document signed by both parties. No course of conduct or dealing between the parties shall act as a waiver of any provision of this Agreement.

     b. This Agreement, including Schedules A through F attached hereto, contains the entire understanding of the parties, and there are no representations, warranties, promises or undertakings other than those contained herein. This Agreement supersedes and cancels all previous agreements between the parties hereto.

     c. In the event any legal action becomes necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled, in addition to its court costs or arbitration fees, to such reasonable attorneys' fees as shall be fixed by a court of competent jurisdiction or by an arbitrator(s).

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     d.  The subject headings of the paragraphs and subparagraphs of this
Agreement are included for convenience only, and shall not affect the construction or interpretation of its provisions.

     e. If any provision of this Agreement should be held to be void or unenforceable, such provision will be treated as severable, leaving valid the remainder of this Agreement.

     f. The parties represent and warrant that they have made no agreements that are inconsistent with this Agreement or that would prevent them from entering into this Agreement. The parties further represent and warrant that entering into this Agreement does not violate any agreements, rights or obligations existing between them and any other entity.

     IN WITNESS WHEREOF, the parties agree that this Agreement shall take effect as of the date first written above.

                                            CS SPORTSWEAR INC.


           February 18, 1997                     /s/ Char Stitzer
Dated:                                      By:
      ------------------------                 -----------------------
                                               CHAR STITZER
                                               President




                                            LICENSEE (YES CLOTHING CO.)


           February 17, 1997                     /s/ Guy Anthome
Dated:                                      By:
      ------------------------                 -----------------------
                                               GUY ANTHOME
                                               Chairman and CEO

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                                   SCHEDULES

A:   Marks:  Into Reality,
             CS Sportswear and
             any other mark used

B:   Territory:  Worldwide

C.   Licensed Products:  Men's, Women's and Kids Apparel

D.   Effective Date:  February 14, 1997

     Duration/Contract Period:

             Contract Period             Beginning                Ending
             ---------------             ---------                ------
                    1                    2/14/97                  12/31/97
     Option year 1 -2                    1/1/98                   12/31/98
     Option year 2- 3                    1/1/99                   12/31/99
     Option year 3- 4                    1/1/00                   12/31/00

E:   Combined Rate

     Rate:          ---------------------

     Combined Rate:                               All types of Apparel

          Royalty Rate                                     5.0%

          Design,sales&production management fee           5.0%


          Combined Rate:                                  10.0%


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